Exhibit 3.36

CHERRY HILL SAND & GRAVEL COMPANY, INC.

ARTICLES OF AMENDMENT

Cherry Hill Sand & Gravel Company, Inc., a Maryland corporation having its principal office in Jessup, Maryland, (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                    The Charter of the Corporation is hereby amended by striking out Article Fifth of the Articles of Incorporation and inserting in lieu thereof the following:

“FIFTH:  The total number of shares of stock which the Corporation has authority to issue is Ninety One Thousand (91,000) Shares having an aggregate par value of One Hundred Thousand Dollars ($100,000.00) of which One Thousand (1,000) Shares of Class A Common Stock having a par value of Ten Dollars ($10.00) a Share with an aggregate par value of Ten Thousand Dollars ($10,000.00), and Ninety Thousand (90,000) Shares of Class B Common Stock having a par value of One Dollar ($1.00) a Share with an aggregate par value of Ninety Thousand Dollars ($90,000.00).

Each class of stock shall be similar in all respects in preferences, conversion, restrictions, limitations as to dividends, qualification and other rights except that Class A stock shall have one vote per share issued and outstanding and Class B stock shall have no vote whatsoever.

SECOND:               The Board of Directors of the Corporation by written consent, signed by all members of the Board and filed with the minutes of proceedings of such Board, adopted a resolution in which was set forth the foregoing amendment to the Charter, declaring that the said amendment of the Charter was advisable and directing that it be submitted to the stockholders of the Corporation for action thereon by written consent signed by all the stockholders of the Corporation.

THIRD:                  The amendment of the Charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation by a written consent signed by all the stockholders of the Corporation and filed with the records of the Corporation.

FOURTH:              The amendment of the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

FIFTH:                   (a)  The total number of shares of all classes of stock for the corporation heretofore authorized, and the number and par value of the shares of each class are as follows:

The total number of shares of stock which the corporation has authority to issue is One Thousand (1,000) shares of the par value of One Hundred Dollars ($100.00) a share, all of one class, and having an aggregate par value of One Hundred Thousand Dollars ($100,000.00).

(b)  The total number of shares of all classes of stock of the Corporation as increased, and the number and par value of the shares of each class are as follows:

The total number of shares of stock which the Corporation has authority to issue is Ninety One Thousand (91,000) Shares having an aggregate par value of One Hundred Thousand Dollars ($100,000.00) of which One Thousand (1,000) Shares of Class A Common Stock having a par value of Ten Dollars ($10.00) a Share with an aggregate par value of Ten Thousand Dollars ($10,000.00), and Ninety Thousand (90,000) Shares of Class B Common Stock having a par value of One Dollar ($1.00) a Share with an aggregate par value of Ninety Thousand Dollars ($90,000.00).

IN WITNESS WHEREOF, Cherry Hill Sand & Gravel Company, Inc., has caused these presents to be signed in it name and on its behalf by its President or Vice President, and its corporate seal to be hereunto affixed and attested by its Secretary on this 30th day of April, 1970.

ATTEST:	CHERRY HILL SAND & GRAVEL COMPANY, INC.

(signature not legible)	By:	/s/Larry Willard
Secretary		President